Exhibit 99.1

RadNet Announces Pricing and Upsizing of its Previously Announced Term Loan and Revolving Credit Facility Refinancing Transaction

LOS ANGELES, April 11, 2024 (GLOBE NEWSWIRE) -- RadNet, Inc. (NASDAQ: RDNT),  a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services, today announced that it has completed pricing and allocations for the proposed refinancing of its existing term loan.

On April 3, 2024, RadNet announced its intention to refinance debt facilities that, at December 31, 2023, included a $679 million term loan balance due April of 2028 and an undrawn $195 million revolving credit facility maturing April of 2026. RadNet also previously announced it was seeking to replace these facilities with a proposed $840 million term loan with a maturity of seven years and a $250 million revolving credit facility with a five year term. In addition to repaying the existing term loan, RadNet announced it expected to use the proceeds from any refinancing transaction to pay fees and expenses of the transaction and to fund an additional approximately $148 million of cash to its balance sheet for growth opportunities and general corporate purposes.

RadNet today announced it has accepted orders and completed allocations on a new $875 million term loan, an increase of $35 million from the transaction previously announced. The term loan priced at SOFR plus 2.50% with an original issue discount of 99.25, and a seven year term. Subject to final commitments, RadNet has also accepted orders for a $282 million revolving credit facility with a five year term, an increase of $32 million from the transaction previously announced. In addition to repaying the existing $679 million balance on its term loan, RadNet expects to use the proceeds from the refinancing transaction to pay fees and expenses of the transaction and to fund an additional approximately $180 million of cash to its balance sheet for growth opportunities and general corporate purposes.

Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, commented “We are very pleased with the strong market interest we received in the refinancing of our credit facilities. We have been able to reduce our borrowing costs, extend the maturities of our debt, obtain significantly more operating flexibility and fund approximately $180 million to our balance sheet. We would like to thank our group of supportive lenders, lead arrangers and relationship banks.”

The completion of the refinancing transaction remains subject to agreement on final documentation, as well as market and other customary closing conditions. Closing and funding of the refinance transaction is expected to occur in April 2024.

About RadNet, Inc.

RadNet, Inc., is the leading national provider of freestanding, fixed-site diagnostic imaging services and related information technology solutions (including artificial intelligence) in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 366 owned and/or operated outpatient imaging centers. RadNet’s markets include Arizona, California, Delaware, Florida, Maryland, New Jersey, New York and Texas. Together with affiliated radiologists, inclusive of full-time and per diem employees and technologists, RadNet has a total of over 9,700 employees. For more information, visit http://www.radnet.com.

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Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are expressions of our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, and anticipated future conditions, events and trends. Forward-looking statements can generally be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements in this press release include, among others, statements we make regarding our ability to complete the proposed refinancing of our senior credit facilities, the timing and ultimate terms of any such refinancing, and the expected use of proceeds from any such potential refinancing transaction.

Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could impact our ability to refinance our current indebtedness include, among others, the following:

•	a decline or anticipated decline in our operating results or financial position, as a result of operational issues, regulatory changes, litigation, casualty loss, or other factors;
•	changes in general economic conditions nationally and regionally in the markets in which we operate;
•	volatility in interest and exchange rates, or credit markets;
•	the occurrence of hostilities, political instability or catastrophic events; and
•	the emergence or reemergence of and effects related to future pandemics, epidemics and infectious diseases.

Any forward-looking statement contained in this press release is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of changed circumstances, new information, future developments or otherwise, except as required by applicable law.

Contact:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

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